Exhibit 99.1

Renewable Energy Group Reports First Quarter 2015 Financial Results
Q1 2015 Highlights

•	60 million gallons sold, up 26.6% y/y

•	61 million gallons produced, up 45.2% y/y

•	Net loss of $38 million

•	Adjusted EBITDA of negative $30 million

•	Increased ownership in Petrotec AG to over 84%

•	Initiated $30 million share repurchase plan; completed buyback of 525,281 shares
Ames, IA, May 5, 2015 - Renewable Energy Group, Inc. ("REG" or the "Company") (NASDAQ:REGI) today announced its financial results for the first quarter ended March 31, 2015.
Revenues for the quarter were $230.9 million. Compared to the first quarter of 2014, REG sold 26.6% more gallons of biomass-based diesel, while revenues increased by 5.4%. Adjusted EBITDA was negative $30.2 million compared to $1.9 million in the prior year period, without any adjustments for the 2014 Biodiesel Mixture Excise Tax Credit (BTC). After the December 2014 reinstatement of the BTC, the first quarter of 2014 was retroactively adjusted to reflect this reinstatement, resulting in Adjusted EBITDA of $14.7 million.
“Our first quarter results reflect the challenging market conditions experienced by our industry,” said Daniel J. Oh, President and Chief Executive Officer. “We currently see that industry conditions are improving and are already taking advantage of better margins as energy prices have improved and feedstock prices continue to adjust. We remain committed to our long-term strategies and are executing on these daily."
Oh continued, “The fire at Geismar was a near-term setback. We are grateful that our two injured employees continue to improve. Meanwhile, we are thoroughly investigating the cause of the fire and are working to resume operations as safely and rapidly as possible.”
First Quarter 2015 Highlights
All figures refer to the quarter ending March 31, 2015, unless otherwise noted.
For the quarter, REG sold a total of 59.9 million gallons, an increase of 26.6% compared to the first quarter of 2014. REG produced 60.6 million gallons of biomass-based diesel during the quarter, a 45.2% increase when compared to the first quarter of 2014.
REG increased its ownership of Petrotec from 69% to over 84% through a cash tender offer during the quarter.
Revenues of $230.9 million increased 5.4% when compared to the first quarter of 2014. The increase is attributable to the 26.6% increase in gallons sold, which was largely offset by a reduction in average sales price. The average price per gallon of biomass-based diesel sold during the first quarter was $3.08, or 13.0% lower than in the same quarter of 2014. Prices were impacted across the industry by the sharp decline in energy prices in the second half of 2014, combined with soft demand due to continued regulatory uncertainty and normal winter seasonality.

Gross loss was $16.2 million, or 7.0% of revenues, compared to gross profit of $11.6 million, or 5.3% of revenues, for the first quarter of 2014. The decrease in gross profit was due to unusually tight spreads, as energy and biomass-based diesel prices declined more rapidly than feedstock prices.
Net loss attributable to common stockholders was $0.86 per share on a fully diluted basis or $38.1 million. This compares to a net loss of $0.06 per share on a fully diluted basis or $2.0 million in the first quarter of 2014.
The share repurchase plan announced in February has resulted in 525,281 shares repurchased by the Company to date.
At March 31, 2015, REG had liquid assets, which includes cash, cash equivalents and marketable securities, of $216.6 million, an increase of $136.3 million during the quarter. This increase was largely the result of collections related to the retroactive reinstatement for 2014 of the biodiesel mixture excise tax credit.
At March 31, 2015, accounts receivable were $51.0 million, or 20 days of sales. Accounts receivable at December 31, 2014 was $294.7 million and included approximately $236 million related to the biodiesel mixture excise tax credit. Inventory was $120.5 million at March 31, 2015, or 44 days of sales, an increase of $23.0 million during the quarter.
Accounts payable was $180.5 million and $202.8 million at March 31, 2015 and December 31, 2014, respectively.
The table below summarizes REG’s results for the first quarter of 2015.
REG Q1 2015 and 2014 Revenues and Adjusted EBITDA Summary
(dollars and gallons in thousands)

	Q1 2015	Q1 2014	Y/Y Change
Gallons sold	59,860	47,266	26.6%
Average selling price	$3.08	$3.54	(13.0)%
Total revenues	$230,918	$219,040	5.4%
Adjusted EBITDA	$(30,217)	$1,928	N/M
Adjusted EBITDA to allocate 2014 BTC to historical results	$(30,217)	$14,706	N/M
Adjusted EBITDA Reconciliation
The Company uses earnings before interest, taxes, depreciation and amortization, and further adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives. The following table sets forth Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
(In thousands)
Net loss	$(38,304)	$(2,359)
Adjustments:
Income tax (benefit) expense	(897)	(107)
Interest expense	2,743	551
Other (income) expense, net	(565)	(48)
Change in fair value of contingent liability	293	—
Straight-line lease expense	(158)	(163)
Depreciation	5,613	3,004
Amortization	(219)	(185)
Other	197	—
Non-cash stock compensation	1,080	1,235
Adjusted EBITDA before 2014 biodiesel mixture tax credit is allocated into historical results [1]	$(30,217)	$1,928
Biodiesel mixture excise tax credit [1]	—	12,778
Adjusted EBITDA	$(30,217)	$14,706

(1)
On December 19, 2014, the Tax Increase Prevention Act of 2014 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the federal biodiesel mixture excise tax credit for 2014. The retroactive credit for 2014 resulted in a net benefit to us that was recognized in the fourth quarter of 2014, however because this credit relates to the full year operating performance and results, we allocated the credit based upon gallons sold among each of the quarters in 2014.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash uses that we consider not to be an indication of ongoing operations;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•	Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•
Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although we have excluded it as an expense when evaluating our operating performance; and

•	Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.

About Renewable Energy Group
Renewable Energy Group, Inc. is a leading North American advanced biofuels producer and developer of renewable chemicals. REG utilizes a nationwide production, distribution and logistics system as part of an integrated value chain model to focus on converting natural fats, oils and greases into advanced biofuels and converting diverse feedstocks into renewable chemicals. With 10 active biorefineries across the country, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuels and chemicals.
For more than a decade, REG has been a reliable supplier of advanced biofuels which meet or exceed ASTM quality specifications. REG sells REG-9000™ biomass-based diesel to distributors so consumers can have cleaner burning fuels that help diversify the energy complex and increase energy security. REG-9000™ biomass-based diesel is distributed in most states in the US. REG also markets ultra-low sulfur diesel and heating oil in the northeastern and midwestern US. For more information on REG visit our website at www.regi.com.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our financial results and trends in our market. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; availability of federal and state governmental tax credits and incentives for biomass-based diesel production; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to use the technology acquired from LS9 to produce renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; our ability to successfully integrate Syntroleum and Dynamic Fuels and their employees into our existing business; whether REG Geismar will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described from time to time in REG's annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Forms 10-Q and other periodic filings with the Securities and Exchange Commission.
All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Company: Renewable Energy Group, Inc. Todd Robinson Director, Investor Relations +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(in thousands, except share and per share amounts)

	Three months ended
	March 31, 2015	March 31, 2014
REVENUES:
Biomass-based diesel sales	$221,026	$209,122
Biomass-based diesel government incentives	9,788	9,890
	230,814	219,012
Services	104	28
	230,918	219,040
COSTS OF GOODS SOLD:
Biomass-based diesel	247,052	207,451
Services	61	25
	247,113	207,476
GROSS PROFIT (LOSS)	(16,195)	11,564
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	16,675	11,654
RESEARCH AND DEVELOPMENT EXPENSE	3,860	1,873
LOSS FROM OPERATIONS	(36,730)	(1,963)
OTHER INCOME (EXPENSE), NET	(2,471)	(503)
LOSS BEFORE INCOME TAXES	(39,201)	(2,466)
INCOME TAX BENEFIT	897	107
NET LOSS	$(38,304)	$(2,359)

NET LOSS ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$(38,107)	$(2,021)
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$(0.86)	$(0.05)
DILUTED	$(0.86)	$(0.06)
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	44,362,637	38,290,404
DILUTED	44,362,637	38,557,441

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
AS OF MARCH 31, 2015 AND DECEMBER 31, 2014
(in thousands, except share and per share amounts)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$213,545	$63,516
Marketable securities	3,080	16,770
Accounts receivable, net	51,025	294,669
Inventories	120,485	97,508
Prepaid expenses and other assets	39,524	43,135
Restricted cash	—	12,845
Total current assets	427,659	528,443
Property, plant and equipment, net	496,355	493,196
Goodwill	191,477	188,275
Intangible assets, net	28,669	28,837
Investments	10,059	9,736
Other assets	18,906	19,586
Restricted cash	104,815	104,815
TOTAL ASSETS	$1,277,940	$1,372,888
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving lines of credit	$1,302	$16,679
Current maturities of long-term debt	5,681	5,746
Accounts payable	180,497	202,821
Accrued expenses and other liabilities	20,971	28,486
Deferred income taxes	14,280	14,899
Deferred revenue	15,134	16,680
Total current liabilities	237,865	285,311
Unfavorable lease obligation	18,713	19,170
Deferred income taxes	9,788	6,905
Contingent consideration for acquisitions	32,236	30,091
Long-term debt	247,030	247,183
Other liabilities	4,154	5,566
Total liabilities	549,786	594,226
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	728,154	778,662
TOTAL LIABILITIES AND EQUITY	$1,277,940	$1,372,888